SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event Reported): February 28, 2007
LEVI STRAUSS & CO.
(Exact name of registrant as specified in its charter)

DELAWARE	333-36234	94-0905160

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1155 BATTERY STREET SAN FRANCISCO, CALIFORNIA 94111 (Address of principal executive offices, including zip code)

(415) 501-6000 (Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

ITEM 1.01   Entry into Material Definitive Agreement.
Entry into commitment letter re new senior unsecured term loan
On February 28, 2007, we entered into a binding commitment with Bank of America, N.A. (“BofA”), Banc of America Securities LLC (“BAS”) and Goldman Sachs Credit Partners L.P. (“GSCP”), pursuant to which BofA will act as administrative agent and BAS and GSCP will act as joint lead arrangers and bookrunning managers, with respect to a new seven-year $325.0 million senior unsecured term loan facility. We expect, subject to certain conditions, to enter into a definitive term loan agreement with the administrative agent, the joint lead arrangers, their affiliates and other potential lenders in March. The new term loan will bear interest, at our election, at a floating rate of LIBOR plus 225 basis points or the base rate plus 125 basis points.
We intend to use the gross proceeds from the new term loan, plus cash on hand of approximately $69.0 million, to redeem in full our outstanding $380.0 million floating rate senior notes due 2012 and to pay related redemption premiums, transaction fees and expenses. Pursuant to the terms of the indenture relating to the floating rate senior notes, the floating rate senior notes become redeemable on April 1, 2007 at a price of 102% of par. We intend to issue the redemption notice in the near future and to redeem the floating rate senior notes shortly after the notes become redeemable. This current report does not constitute a notice of redemption with respect to the floating rate senior notes. We have obtained a limited waiver from the lenders under our senior secured revolving credit facility to permit us to enter into the new term loan. A copy of the Limited Waiver is attached hereto as Exhibit 99.1.
A copy of the press release relating to the announcement of entry into the commitment letter is attached hereto as Exhibit 99.2. We will file, within the time periods prescribed by the SEC’s rules and regulations, a copy of the definitive new term loan agreement (or, in the event we do not enter into the definitive new term loan agreement, a copy of the commitment letter).
Each of BofA, BAS and GSCP and their respective affiliates have performed certain investment banking and advisory services and general banking and financing services for us from time to time for which they have received customary fees and expenses. BofA is an agent and a lender under our senior secured revolving credit facility. In addition BAS and its affiliate, Banc of America Securities Limited, and Goldman, Sachs & Co., an affiliate of GSCP, have been the initial purchasers in connection with several of our offerings of senior unsecured notes. Each of BofA, BAS and GSCP and their respective affiliates may, from time to time in the future, engage in transactions with and perform services for us in the ordinary course of their business for which they have received, or will receive, customary fees or expenses.
ITEM 9.01.   Financial Statements And Exhibits.
(c)       Exhibits.

99.1	Limited Waiver dated as of March 1, 2007 by and among Levi Strauss & Co., the financial institutions listed therein and Bank of America, N.A. as agent for lenders.

99.2	Press release, dated March 1, 2007, announcing entry into binding commitment re new senior unsecured term loan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVI STRAUSS & CO.
DATE: March 2, 2007	By:	/s/ Heidi L. Manes
		Name:	Heidi L. Manes
		Title:	Vice President, Controller